UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2015

ENZON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-12957 (Commission File Number)	22-2372868 (IRS Employer Identification No.)

20 Kingsbridge Road, Piscataway, New Jersey (Address of principal executive offices)	08854 (Zip Code)

(732) 980-4500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 11, 2015, Enzon Pharmaceuticals, Inc. (the “Company”) entered into an Assignment, Assumption and Release Agreement (the “Assignment Agreement”) with Kingsbridge 2005, LLC (the “Landlord”), pursuant to which (i) the Company will assign to the Landlord all of the Company’s right, title and interest in and all of its obligations under the Lease (as defined herein) and the Sublease (as defined herein) (the “Assignment”) and (ii) the Landlord will accept the Assignment and will release the Company from all obligations (other than certain obligations for which the Company has received written notice of a claim from the Landlord within 90 days after the effectiveness of the Assignment) under the Lease, the Sublease (including the letter of credit held as security for the Sublease) and the Premises (as defined herein) (the “Release”) in exchange for the Company’s payment of $4.5 million to the Landlord (the “Release Payment”).

The Company’s premises located at 20 Kingsbridge Road, Piscataway, New Jersey (the “Premises”) are currently leased by the Company pursuant to an agreement of lease dated as of April 1, 1995, as amended, with the Landlord (the “Lease”) and a portion of the Company’s premises are currently subleased to Axcellerate Pharma, LLC pursuant to an agreement of sublease dated as of September 26, 2013 between the Company, as sublandlord, and Axcellerate Pharma, LLC, as subtenant (the “Sublease”).

The effectiveness of the Assignment Agreement is subject to the consent of the Landlord’s mortgage lender. Accordingly, the Assignment, the Release and the Company’s obligation to make the Release Payment will not become effective unless and until the Landlord’s mortgage lender has provided its written consent to the Assignment Agreement. If the Landlord’s mortgage lender does not provide its written consent on or before December 31, 2015, either the Company or the Landlord may terminate the Assignment Agreement and, upon such termination, neither party shall have any rights or obligations under the Assignment Agreement.

The foregoing description of the Assignment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Assignment Agreement, a copy of which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENZON PHARMACEUTICALS, INC.
(Registrant)

Date: September 15, 2015	By:	/s/ George W. Hebard III
	Name:	George W. Hebard III
	Title:	Interim Principal Executive Officer, Interim Chief Operating Officer and Secretary